CEO Letter to Harbor Custom Development, Inc. Shareholders
August 3, 2022

Dear Harbor Custom Development, Inc. Shareholders,

As most of you are aware, the real estate, construction, and housing markets have been plagued with several negative trends including supply chain challenges, rising material and labor costs due to inflation, a lack of affordability, and most recently, rising mortgage interest rates. As mortgage interest rates increase, sales of all real estate asset classes slow down; fewer transactions are concluded; and the available properties on the market compete for a limited buyer pool often leading to price reductions or seller concessions.

However, there is a silver lining. We understood that the active U.S. housing market over the past few years would eventually slow down as home prices could not continue to escalate at such record levels. With this understanding, we began a strategic transition of our inventory into multifamily housing over a year ago. Utilizing funds from our previous rounds of preferred equity financings, we purchased and began developing multifamily properties. In April 2022, we announced the listing of six multifamily housing projects under construction in the Puget Sound region of Western Washington, with the aggregate listing amount totaling $278 million.

Additionally, we currently have an exclusive option to purchase six additional multifamily properties also in the Puget Sound region with the potential to build more than 600 units on those properties. It is important to understand that these projects under consideration are in various stages of due diligence. It is almost certain that the total number of units will vary and one or more of the projects may never be acquired. It is also likely that additional projects not listed here could be considered and acquired or rejected in our normal course of business.

Why allocate the majority of our resources into multifamily assets located in the Puget Sound region of Western Washington? Multifamily housing projects are typically considered institutional assets with predictable returns, and as such, they are sought out by regional, national, and foreign buyers. Furthermore, in an economic downturn, the general population typically cuts spending. As interest rates increase, it becomes more difficult for single-family home buyers to qualify for mortgages. This combination typically drives people to renting or leasing multifamily properties as a more affordable alternative than purchasing a single-family home. Multifamily properties typically have the highest degree of liquidity (ability to sell or refinance assets)1 and have historically outperformed all other real estate asset classes during economic downturns.2 According to a 2017 report by CBRE, multifamily properties generated the highest average annual return of any property type over the prior 25-year period (1992-2017).3 In addition to achieving the highest average annual return (9.75%), apartments also had the second-lowest standard deviation (7.75%),4 suggesting they are lower risk than many other asset categories. We compared the S&P 500 index over that same period and found that all real estate sectors outperformed stocks, achieving both higher returns and lower volatility.5 See our White Paper on Multifamily Housing which further discusses the attractiveness of multifamily assets, found on our website under Investor Relations and the Presentations tab.

We are focused on the Seattle MSA/Puget Sound region because of the shortage of more than 10,000 multifamily units in 2021.6 Led by high tech companies like Microsoft, Amazon, Google, Facebook, and aerospace giant, Boeing, the Puget Sound region has arguably one of the strongest regional economies in the country, as reported in a June 2022 WalletHub article. In addition, Starbucks, Costco, Nordstrom, T-Mobile, Alaska Airlines, and Providence Health Services maintain their corporate headquarters in the Seattle MSA. With the significant employment opportunities available in this region, multifamily housing is in high demand.

The Seattle MSA/ Puget Sound region had a shortage of over 10,000 units in 2021.

We have been asked by some of our shareholders if the current downturn will have a similar effect on the real estate market as the 2008-2009 financial crisis. We believe this will not be the case. The 2008-2009 financial crisis was driven by sub-prime lending and loose underwriting standards which subsequently led to an oversupply of housing inventory. The result was a single-family housing bubble that burst when mortgage financing dried up. In the decade that followed, new housing inventory was limited nationally as federal regulators put new controls on mortgage lenders which increased their operating reserves and created more stringent lending criteria. As a result, the U.S. is now experiencing the exact opposite problem – a significant shortage of housing estimated at 5 million units nationally.7

The housing shortage is exacerbated in areas of the country that are experiencing the greatest population growth. In addition to our real estate holdings in the Seattle MSA (Puget Sound region), we have assets in the Austin, Texas MSA; Fort Meyers, Florida MSA; and Sacramento, California (Northern California). All of these regions have limited available inventory and have seen significant growth from in-migration.8

Our objective is to continue acquiring multifamily properties for development and sale in our target markets. As previously mentioned, we recently released information on six multifamily listings with combined expected list prices totaling $278 million. Those projects are: Mills Crossing (36 units); Pacific Ridge (80 units); Wyndstone (76 units); Belfair View Phase 1 (126 units); Belfair Phase 2 (102 units); Meadowscape (formerly Tanglewilde, 177 units); and Bridgeview Trails (138 units). Based on the construction status of these projects today, Mills Crossing, Pacific Ridge, Belfair View Phase 1, and Wyndstone are in vertical construction and could potentially sell in 2022 or Q1 2023 with an estimated aggregate value of $120 million. The ultimate timing and sale of each project will depend on construction completion, acquisition of certificates of occupancy, leasing of the units, and buyer financing. The remaining owned projects represent $158 million of the listed properties and construction is anticipated to be completed in 2023. Of course, there can be no guarantee these projects will be completed or sold as expected nor that we will achieve the total listed amounts for each project. See our video on the construction status of these projects, found on our website under Investor Relations.

Austin, Texas MSA – We plan to continue to build single-family housing in our Austin area locations. Although rising interest rates have slowed the single-family marketplace nationally, we believe our upscale housing product in the Austin marketplace should continue to produce solid returns. We are currently looking for multifamily projects in and around the Austin MSA.

Sacramento, Northern California MSA – We are focused on selling lots in our Darkhorse subdivision. We will continue to search for multifamily opportunities in the Sacramento MSA that meet our criteria.

Punta Gorda, Fort Meyers, Florida MSA – It is our objective to begin site work for our waterfront condominium project starting in Q4 2022. It is anticipated that condominium sales could begin in the fourth quarter of 2023.

Grandis Pond – Blaine, Washington/Vancouver MSA – We hope to have the first 122 lots of the 997-lot master plan engineered in early to mid 2023. Upon completion of engineering and jurisdictional approval, we will either sell the entitled land or develop the lots based on market conditions.

Horizon PUD – Whatcom County, Washington/Vancouver MSA – We are currently engineering Horizon Phase 2, totaling 66 lots. Following all approvals, we have the option of developing the property or selling the plat as-is. In addition, we are beginning the engineering for a potential 100+- unit townhouse project on three other tracts in Horizon.

Inverness – Blaine, Washington/Vancouver MSA – We anticipate creating a single-family housing project along the Semiahmoo golf course with a townhome project on the adjacent ridge. The combined single-family and townhome product will be approximately 80 to 90 homes.

We are in the process of closing our books for the second quarter and preparing for our upcoming earnings call and quarterly report. Based on preliminary results, Q2 earnings did not meet our expectations. The primary reasons for the earnings shortfall were the last-minute cancellation of a high margin land sale in our Horizon at Semiahmoo project in Blaine, Washington; the postponement of the Mira land sale which closed in July 2022 rather than the second quarter; and cost overruns associated with our fee-based construction contracts. As it relates to the fee build contracts, we recognize revenue on a percentage of completion basis. Significant labor and material overages, which were primarily attributable to record setting rainfall in Western Washington, caused substantial delays and resulted in lower revenues and the requirement for us to record a loss accrual for expected costs in excess of future revenues for our Soundview Estates project.

We previously provided guidance of approximately $160 million in revenues and approximately $20 million of Adjusted EBITDA for calendar year 2022. Our ability to meet or exceed the revenue guidance will be based on the closing of four previously mentioned multifamily projects in 2022: Mills Crossing, Pacific Ridge, Wyndstone, and Belfair View Phase 1. If one or more of these projects slide into 2023, which we think is likely, we will not meet our guidance for 2022 but will start 2023 off with significant revenues. Based on Q2 results, we no longer expect to achieve the previously provided Adjusted EBITDA guidance for 2022. We are currently assessing the project status of our property portfolio and the impact our Q2 results will have on the full year results. We will give further updates on 2022 guidance during our second quarter earnings call on August 15, 2022 at 9:30 a.m. PT.

Despite the Q2 results and industry headwinds, we are optimistic. We are aggressively proceeding with the pivot to our multifamily business model which will be our primary revenue source going forward. Between our owned and controlled multifamily projects alone, we estimate there is an opportunity to generate more than $450 million in revenues based on current market conditions. This is exclusive of revenues that can be generated from our land, lot, and single-family home sales. We will continue to look for multifamily opportunities in all of our target markets while managing our other real estate assets and monetizing them at the opportune time in the development cycle.

We appreciate all our shareholders’ support and look forward to great years ahead for Harbor Custom Development, Inc.

Sincerely,

Sterling Griffin
Chief Executive Officer

Citations
1.CBRE. U.S. MULTIFAMILY HOUSING: A Primer for Offshore Investors. (11/2017). CBRE.US.
2.CBRE Research. Multifamily Most Resilient Property Sector to Recessions. CBRE (02/27/2019).
3.CBRE. U.S. MULTIFAMILY HOUSING: A Primer for Offshore Investors.
4.CBRE. U.S. MULTIFAMILY HOUSING: A Primer for Offshore Investors.
5.Shiller, Robert. U.S. Stock Markets 1871-Present and CAPE Ratio. (07/2022). Econ.Yale.Edu.
6.Colliers. Northwest Region Multifamily Market Report Year-End 2021. (03/08/2022).
7.Rosen Consulting Group. Housing is Critical Infrastructure: Social and Economic Benefits of Building More Housing. (06/2021).
8.John Burns RE Consulting. Regional Analysis & Forecast. (07/2022).

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. These statements relate to, but are not limited to, expectations of future operating results and financial performance, including GAAP and non-GAAP guidance for the year ending December 31, 2022, the calculation of certain of our key financial and operating metrics and expectations regarding sales of inventory, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate, “predict,” “target,” “project,” “intend,” “potential,” “would,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology that concerns our expectations, strategy, priorities, plans, or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These forward-looking statements are subject to various risks and uncertainties, including without limitation complications due to COVID-19 which could cause delays in dates of completion or closings, changes in the real estate industry such as increases in mortgage interest rates which could dampen residential home purchases, and those risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. This document includes statements of summarized financial projections. There will be differences between the projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This communication and the financial information contained herein includes reference to Adjusted EBITDA, which is a financial measure that has not been calculated in accordance with accounting principles generally accepted in the United States, (GAAP), and is therefore referred to as a non-GAAP financial measure. We define Adjusted EBITDA as consolidated net income (loss) before interest, taxes, depreciation, and amortization, equity-based compensation expense and other non-recurring costs, which are deemed to be transitional in nature or not related to our core operations.

We believe that this non-GAAP financial measure provides valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided this non-GAAP financial measure as supplemental information to our GAAP financial measures and believe this non-GAAP measure provides investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use this non-GAAP measure as a supplemental measure to evaluate our business and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that this non-GAAP measure also provides meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. This non-GAAP measure should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measure presented by us may not be comparable to similarly titled measures of other companies.